Exhibit 10.8

SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the 4th day of October, 2022, by and between CommScope, Inc. (the “Corporation”), and Claudius (Bud) E. Watts IV (the “Executive”).

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is essential and in the best interest of the Corporation, CommScope Holding Company, Inc. (“Holding”) and its stockholders for the Corporation to retain the services of the Executive and to ensure the Executive’s continued dedication and efforts without undue concern for the Executive’s personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Corporation, the Corporation desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated under circumstances described herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term of Agreement. This Agreement shall commence as of October 4, 2022 (the “Effective Date”) and shall continue in effect until December 31, 2024 (the “Term”); provided, however, that on January 1, 2023, and on each January 1 thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Corporation shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twenty-four (24) months after such occurrence. This Agreement supersedes and replaces in their entirety the Executive’s rights to receive “Termination Benefits” pursuant to Section 6 of that certain Employment Agreement by and between the Corporation and the Executive, dated as of October 1, 2020, as amended October 4, 2022 (the “Employment Agreement”), and the “Restrictive Covenants” pursuant to Section 7 of the Employment Agreement, as such terms are defined in the Employment Agreement.

2. Termination of Employment. If, during the Term, the Executive’s employment with the Corporation and its Affiliates shall be terminated, the Executive shall be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Corporation and its Affiliates shall be terminated (x) by the Corporation for Cause or Disability, (y) by reason of the Executive’s death, or (z) by the Executive other than for Good Reason, the Corporation shall pay to the Executive his or her Accrued Compensation

The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Corporation’s employee benefits plans and other applicable programs and practices then in effect.

(b) If the Executive’s employment with the Corporation and its Affiliates shall be terminated for any reason other than as specified in Section 2(a), the Executive shall be entitled to the following:

(i) the Corporation shall pay the Executive his or her Accrued Compensation;

(ii) the Corporation shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to the Executive’s Base Salary, payable in equal installments, in accordance with the Corporation’s usual payroll practices, during the twelve (12) month period following the Termination Date; provided that if such termination occurs within twenty-four (24) months following a Change in Control, such amount shall be equal to two (2) times the Executive’s Base Salary, payable in a single lump sum; and

(iii) if the Executive elects to continue participation in any group medical, dental and/or vision plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under “COBRA,” then for the period starting on the Termination Date and ending on the earlier of twelve (12) months after the Termination Date or when the Executive is no longer eligible for COBRA health continuation coverage (the “Continuation Period”), the Corporation shall cover the excess cost of the COBRA health continuation coverage during the Continuation Period, so that the Executive’s premium during such Continuation Period is the same that the Executive would have had to pay for such coverage if the Executive had remained employed during such period and paid the active employee rate for such coverage. The Corporation paid portion of such COBRA health continuation coverage shall be treated as taxable compensation by including such amount in the Executive’s income in accordance with applicable rules and regulations. The Continuation Period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA. Notwithstanding the foregoing, to the extent that such coverage hereunder would subject the Corporation to any excise tax pursuant to the Patient Protection and Affordable Care Act, the Corporation shall be permitted not to provide such COBRA coverage at its expense and instead provide such substitute payments or benefits that the Corporation reasonably determines to be of equivalent economic value to such coverage. This Section 2(b)(v) shall not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Corporation’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, any retiree medical or life insurance benefits.

(iv) the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Corporation’s employee benefits plans and other applicable programs and practices then in effect.

(c)
If the Executive’s employment is terminated by the Corporation other than for Cause at any time prior to the date of a Change in Control and such termination (A) occurred after the Corporation entered into a definitive agreement, the consummation of which would constitute a Change in Control, or (B) the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control (a “Third Party”), such termination shall be deemed to have occurred after a Change in Control for purposes of Section 2(b).

(d) The payments and benefits under Section 2(b) shall be subject to (i) the Executive executing (and not revoking) a release of claims acceptable to the Corporation no later than forty-five (45) days following his or her Termination Date, and (ii) the Executive’s compliance with the obligations set forth in Section 7. For the avoidance of doubt, if the Executive does not comply with the obligations set forth in Section 7, then any obligation of the Corporation to pay the amounts in Section 2(b)(iii), (iv) and (v) shall cease immediately upon the Executive’s breach of Section 7. Subject to Section 9, the amounts provided for in Sections 2(a) and 2(b) shall be paid (or shall commence to be paid, if the amount is to be paid in installments) within sixty (60) days after the Executive’s Termination Date (or earlier, if required by applicable law).

(e) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as provided in Section 2(b)(v).

(f) The payments and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under the Employment Agreement and any severance plan or any other plan, agreement or arrangement of the Corporation or any of its Affiliates.

3. Notice of Termination. Any intended termination of the Executive’s employment by the Corporation shall be communicated by a Notice of Termination from the Corporation to the Executive, and any intended termination of the Executive’s employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Corporation.

4. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Corporation or by a duly authorized officer of the Corporation if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

5. Nature of Rights. Except as provided in Section 2(f), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any Affiliate of the Corporation and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Corporation or any Affiliate of the Corporation. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliate of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

6. Settlement of Claims. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Corporation may have against the Executive or others.

7. Restrictive Covenants. In consideration of the Executive’s employment hereunder, the Executive agrees to the following restrictions.

(a) Acknowledgments.

(i) Condition of Employment and Other Consideration. The Executive acknowledges and agrees that (i) he or she has received good and valuable consideration for entering into this Agreement, including, without limitation, the following professional and financial benefits: access to and use of Confidential Information (as that term is defined below) and access to the Company Group’s customer and employee relationships and goodwill, (ii) the severance promises in this Agreement by themselves constitute “adequate consideration” within the meaning of 820 Ill. Comp. Stat. 90/5(2), and (iii) that the Executive would not receive the severance promises in this Agreement and the other professional and financial benefits listed above in the absence of his/her execution of and compliance with this Agreement.

(ii) Access to Confidential Information and Relationships. The Executive acknowledges and agrees that as a result of the Executive’s employment with the Corporation or an Affiliate, the Executive’s knowledge of and access to confidential and proprietary information, and the Executive’s relationships with the Company Group’s customers and employees, the Executive would have an unfair competitive advantage if the Executive were to engage in activities in violation of the Restrictive Covenants. The Executive also acknowledges and agrees that these Restrictive Covenants are necessary to protect the trade secrets of the Company Group.

(iii) No Undue Hardship. The Executive acknowledges and agrees that, in the event that his or her employment with the Corporation terminates, the Executive possesses marketable skills and abilities that will enable the Executive to find suitable employment without violating the Restrictive Covenants.

(iv) Voluntary Execution. The Executive acknowledges and affirms that he or she is entering into the Agreement voluntarily and that he or she has read the Agreement carefully and had a full and reasonable opportunity to consider the Restrictive Covenants (including an opportunity to consult with legal counsel), and that he or she has not been pressured or in any way coerced, threatened or intimidated into entering into the Restrictive Covenants.

(b) Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i) “Business” means the business of designing, building, and selling (i) wired and wireless networks, (ii) radio frequency wireless networks including macro, metro, DAS and small cell solutions, (iii) indoor network solutions for commercial buildings, data centers, central offices and cable television head ends, (iv) outdoor network solutions for telecom service providers and cable TV networks, including FTTX solutions, (v) appliances at homes that deliver internet or paid TV, (vi) software and appliances in cable and telecom networks to create and manage signals for internet and video, and/or (vii) appliances in enterprises that deliver wired and wireless connectivity to end users, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company Group as of the Executive’s Termination Date, or during the two (2) years immediately prior to the Executive’s Termination Date.

(ii) Company Group” means the Corporation, Holding and their direct and indirect subsidiaries.

(iii) “Confidential Information” means any and all data and information relating to the Company Group, their activities, business, or clients that (i) is disclosed to the Executive or of which the Executive becomes aware as a consequence of his or her employment with the Corporation; (ii) has value to the Company Group; and (iii) is not generally known outside of the Company Group. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company Group: trade secrets (as defined by N.C. Gen. Stat. § 66-152(3)); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company Group, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company Group. In addition to data and information relating to the Company Group, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company Group by such third party, and that the Company Group has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group.

(iv) “Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company Group; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company Group; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of the Executive’s employment with the Corporation; or (iv) receiving compensation, commissions, or earnings within the one (1) year prior to the Termination Date that resulted from the sale or provision of products or services of the Company Group to a customer.

(v) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi) “Protected Customer” means any Person to whom the Company Group has sold its products or services or actively solicited to sell its products or services, and with whom the Executive has had Material Contact on behalf of the Company Group during his or her employment with the Corporation.

(vii) “Restrictive Covenants” means the restrictive covenants contained in Section 7 of this Agreement.

(viii) “Restricted Period” means any time during the Executive’s employment with the Corporation, as well as one (1) year from the Executive’s Termination Date.

(ix) “Restricted Territory” means:

(A) the geographic area where the Corporation or an Affiliate engages in the Business on a material basis, which the Executive and the Corporation agree includes the United States of America (Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and District of Columbia), Canada, Mexico, Argentina, Columbia, Brazil, the United Kingdom, Ireland, Italy, Belgium, France, Germany, the Netherlands, Spain, India, China, Japan, Australia, Chile, Czech Republic, Singapore, South Africa, Sweden and Switzerland;

(B) any other territory where the Executive is working on behalf of the Company Group during the one (1) year preceding the conduct in question (if the conduct occurs while the Executive is still employed by the Corporation) or the Executive’s Termination Date (if the conduct occurs after the Executive’s Termination).

(x) “Termination” means the termination of the Executive’s employment with the Corporation and its Affiliates, for any reason, whether with or without Cause, upon the initiative of either party.

(c) Restriction on Disclosure and Use of Confidential Information. The Executive agrees that the Executive shall not, directly or indirectly, use any Confidential Information on the Executive’s own behalf or on behalf of any Person other than Company Group, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Corporation to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. The Executive further agrees that he or she shall fully cooperate with the Corporation in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Corporation’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Corporation with prompt notice of such requirement so that the Corporation may seek an appropriate protective order prior to any such required disclosure by the Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Corporation to make any such reports or disclosures and shall not be required to notify the Corporation that Executive has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Non-Competition. The Executive agrees that, during the Restricted Period, he or she shall not, without the prior written consent of the Corporation, directly or indirectly, (i) carry on or engage in business activities that are competitive with any aspect of the Business within the Restricted Territory on his or her own or on behalf of any Person or any Principal or Representative of any Person; (ii) hold a position with any Person engaging in any business activities that are competitive with any aspect of the Business, whether as employee, consultant, or otherwise, in which (A) the Executive will have duties, or will perform or be expected to perform services for such Person, that relate to such business activities that are competitive with any aspect of the Business within the Restricted Territory (for the avoidance of doubt, to the extent the Executive will only have duties with respect to, and will only perform or be expected to perform services for, aspects of such Person’s business that are not competitive with any aspect of the Business, such activity shall not be restricted by the foregoing clause (A)), or (B) the Executive will use or disclose or be reasonably expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to such business activities that are competitive with any aspect of the Business within the Restricted Territory; or (iii) own any interest in or organize any Person which engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory; provided, however, that nothing in this Section 7(d) shall prohibit or limit the Executive’s ability to purchase or hold, solely for investment purposes, up to two percent (2%) of the stock of any publicly traded entity (whether or not it engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory) so long as the Executive is not actively involved in the management, operations or business thereof.

(e) Non-Solicitation of Protected Customers. The Executive agrees that, during the Restricted Period, he or she shall not, without the prior written consent of the Corporation, directly or indirectly, on his or her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in business activities that are competitive with any aspect of the Business.

(f) Non-Recruitment of Employees and Independent Contractors. The Executive agrees that during the Restricted Period, he or she shall not, directly or indirectly, within the Restricted Territory, whether on his or her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor of the Company Group to terminate his or her employment or other relationship with the Company Group or to enter into employment or any other kind of business relationship with the Executive or any other Person.

(g) Exceptions. Notwithstanding anything contained in Section 7(d) or (e) to the contrary, the Executive may make investments in communications service providers that utilize commercially available products which are manufactured by third parties.

(h) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event the Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Corporation shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Corporation. The Executive understands and agrees that if he or she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity. The Executive understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Corporation prevails in such legal action, the Corporation will be entitled, in addition to any other remedy, to recover from the Executive its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Corporation’s ability to enforce its rights under the Restrictive Covenants or applicable law against the Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of the Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii) Severability and Modification of Covenants. The Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Corporation’s legitimate business interests and may be enforced by the Corporation to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

9. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A of the Code”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company Group nor its directors, officers, employees (other than the Executive in his or her capacity as the taxpayer) or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service,” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Corporation’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Corporation, including this Agreement.

(d) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such period.

(e) Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f) Treatment of Installment Payments. Each payment of termination benefits under this Agreement, including but not limited to the payments and benefits provided in Sections 2(a) and 2(b), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

10. Limitation of Benefits.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Corporation, Holding or any of their direct and/or indirect subsidiaries to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Employee, a calculation shall be made comparing (i) the net after-tax benefit to Employee of the Payments after payment by Employee of the Excise Tax, to (ii) the net after-tax benefit to Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be used in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Corporation and Employee (the “Determination Firm”)

which shall provide detailed supporting calculations both to the Corporation and Employee. All fees and expenses of the Determination Firm shall be borne solely by the Corporation. Any determination by the Determination Firm shall be binding upon the Corporation and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 10 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

11. Successors; Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Corporation and its respective Successors and Assigns. The Corporation shall require its respective Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

12. Applicable Law; Forum Selection; Consent to Jurisdiction. The Corporation and the Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina without giving effect to its conflicts of law principles. The Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of North Carolina. With respect to any such court action, the Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both Parties hereto further agree that the state and federal courts of the State of North Carolina are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, including, without limitation, the provisions relating to “Termination Benefits” pursuant to Section 6 of the Employment Agreement and the provisions relating to “Restrictive Covenants” pursuant to Section 7 of Employment Agreement, and all understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.

15. Definitions.

15.1. Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Corporation or any of its Affiliates that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or of its Affiliates during the period ending on the Termination Date and (c) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.

15.2. Affiliate. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any entity, directly or indirectly, controlled by, controlling or under common control with such Person.

15.3. Base Salary. For purposes of this Agreement, “Base Salary” shall mean the Executive’s annual base salary at the rate in effect as of the Termination Date, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

15.4. “Beneficial Owner,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficially Owning” shall have the meanings applicable under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

15.5. Cause. For purposes of this Agreement, “Cause” shall mean any of the following, as determined by the Board or Holding’s Board:

(a) The Executive’s indictment, conviction of or plea of guilty or nolo contendere to, or a judgment against the Executive in any quasi-criminal judicial or administrative proceeding (including without limitation, any proceeding by a federal, state or local regulatory agency or body) with respect to, any crime constituting a felony, or a crime which involves the Executive’s moral turpitude, fraud, theft or embezzlement. For this purpose, a judgment shall include any consent decree, settlement, cease and desist order or similar conclusion to any quasi-criminal judicial or administrative proceeding;

(b) The Executive’s commission of any other act of theft, dishonesty, fraud, or falsification of an employment record in connection with the performance of his or her duties as an employee or director of the Company Group;

(c) The Executive’s refusal to perform his or her duties to the Company Group or to obey the lawful and reasonable directives of the Board and Holding’s Board (so long as such lawful and reasonable directives are also consistent with the Executive’s duties, title and reporting order);

(d)
The Executive’s gross negligence, willful misconduct or willful malfeasance in connection with the Executive’s services to the Company Group;

(e)
The Executive’s material violation of reasonable business standards, legal requirements or any written policy of the Corporation or Holding applicable to the Executive that relate to equal employment opportunity, discrimination, harassment or retaliation or that customarily are punishable by termination of employment; or

(f)
The Executive’s material breach of this Agreement or any confidentiality or non-disclosure obligations under any other written agreement between the Executive and any member of the Company Group.

Notwithstanding the foregoing, in the case of any conduct described in clauses (c), (e) or (f) of the immediately preceding sentence, if such conduct is reasonably susceptible of being cured, then the Executive’s termination shall be for “Cause” only if the Executive fails to cure such conduct to the Board’s reasonable satisfaction within ten (10) days after receiving written notice from the Corporation describing such conduct in reasonable detail; provided that the conduct in clause (c) may only be cured by the Executive on two separate occasions, and no cure shall be applicable to such conduct thereafter.

15.6. Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following:

(a) an acquisition (other than directly from Holding) of any Voting Securities by any Person, immediately after which such Person has Beneficial Ownership of more than thirty-three percent (33%) of (i) the then-outstanding Shares or (ii) the combined voting power of Holding’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Holding or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by Holding (for purposes of this definition, a “Related Entity”), (ii) Holding or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) the individuals who, as of the Effective Date, are members of the Board of Directors of Holding (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of Holding or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by Holding’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Holding (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) the consummation of:

(1) a merger, consolidation or reorganization (x) with or into Holding or (y) in which securities of Holding are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the shareholders of Holding immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) Holding or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Holding or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of Holding; or

(3) the sale or other disposition of all or substantially all of the assets of Holding and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to Holding’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Holding which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Holding and, after such share acquisition by Holding, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

15.7. Corporation. For purposes of this Agreement, all references to the Corporation shall include its Successors and Assigns.

15.8. Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his or her duties with the Corporation for six (6) consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days) the Executive shall not have returned to full-time performance of his or her duties; provided, however, that if the Corporation’s Long Term Disability Plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for “Total Disability” (as defined in the Disability Plan) benefits (or similar benefits in the event of a successor plan) under the Disability Plan.

15.9. Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions:

(a) a material reduction in the Executive’s Base Salary (which, for the avoidance of doubt, shall mean a 5% or greater reduction in the Executive’s Base Salary); provided that a reduction in the Executive’s Base Salary that is made in connection with general reduction in the base salary of all senior executives of the Corporation shall not be considered a reduction in Base Salary giving rise to Good Reason;

(b) any change in the Executive’s title or position as Chairman (other than a change to become the non-employee Chairman with the consent of the Executive);

(c) any change in the reporting structure of the Executive’s position such that the Executive is required to report, directly or indirectly, to a person other than the Board or Holding’s Board;

(d) any requirement to permanently relocate to the Corporation’s headquarters; or

(e) any material breach by the Corporation of this Agreement or the Employment Agreement, including but not limited to the failure of the Corporation to obtain from its Successors or Assigns the express assumption and agreement required under Section 11 hereof or Section 15 of the Employment Agreement.

Notwithstanding the foregoing, in order to terminate his or her employment for Good Reason, (i) the Executive must first deliver to the Corporation Notice of Termination for Good Reason, no later than sixty (60) days after the initial occurrence of any such event, and (ii) the Corporation must fail to cure any such events indicated in such Notice of Termination (to the extent such cure is reasonably possible) within thirty (30) days from the date of such Notice of Termination. If such event has not been cured within such 30-day period, the termination of employment by the Executive for Good Reason shall be effective as of a date chosen by the Executive within the sixty (60) day period immediately following the expiration of the 30-day cure period.

15.10. Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Corporation or by a duly authorized officer of the Corporation if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

15.11. Person. For purposes of this Agreement, “Person” shall mean a person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

15.12 Shares. For purposes of this Agreement, “Shares” shall mean the common stock, par value $0.01 per share, of Holding and any other securities into which such shares are changed or for which such shares are exchanged.

15.13 Subsidiary. For purposes of this Agreement, “Subsidiary” shall mean a corporation as defined in Section 424(f) (or a successor provision to such section) of the Code, and regulations and rulings thereunder, with Holding being treated as the employer corporation for purposes of this definition.

15.14 Successors and Assigns. For purposes of this Agreement, “Successors and Assigns” shall mean, with respect to the Corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Corporation, whether by operation of law or otherwise.

15.15 Termination Date. For purposes of this Agreement, “Termination Date” shall mean (a) in the case of the Executive’s death, his or her date of death, (b) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such thirty (30) day period) and (c) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given). Notwithstanding the foregoing, for purposes of this Agreement, the Executive shall be considered to have terminated employment with the Corporation when the Executive incurs a “separation from service” with the Corporation within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

15.16 Voting Power. For purposes of this Agreement, “Voting Power” shall mean the combined voting power of the then outstanding Voting Securities.

15.17 Voting Securities. For purposes of this Agreement, “Voting Securities” shall mean, with respect to Holding or any Subsidiary, any securities issued by Holding or such Subsidiary, respectively, which generally entitle the holder thereof to vote for the election of directors of Holding.

16. Opportunity to Review. The Executive acknowledges that he or she was given at least fourteen (14) days to review this Agreement before executing it, and that to the extent that the Executive executes this Agreement prior to the end of such 14-day review period, he or she is doing so voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

COMMSCOPE, INC.
By: /s/ Charles L. Treadway
Charles L. Treadway
President and Chief Executive Officer

/s/ Claudius E. Watts IV
Claudius E. Watts IV

[Signature Page to Severance Protection Agreement]